EXHIBIT 4
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                              TNF ACQUISITION, LLC
                               TNF INVESTMENT, LLC

                                                               February 26, 1999

James Fifield
407 Merrill Avenue
Carbondale, Colorado 81623

             Re: The North Face, Inc. Change of Control Transaction
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Dear Mr. Fifield:

         TNF Acquisition LLC ("TNFA") and TNF Investment LLC ("TNFI") are delivering this letter to you in connection with and coincident with the execution of the Transaction Agreement By and Between TNFA and The North Face, Inc. (the "Company"), dated as of the date hereof (the "Transaction Agreement"). The purpose of this letter is to memorialize certain agreements you, TNFA and TNFI have reached related to the consummation of the transactions contemplated by the Transaction Agreement (collectively, the "Transaction"). Specifically, this letter describes the agreements among you, on one hand, and TNFA and TNFI, on the other hand, regarding (i) the treatment in the Transaction of all of the shares of Company common stock currently held by you and your wife (the "Owned Company Stock"), (ii) additional direct or indirect purchases of Company equity you may make at the Closing, (iii) the treatment in the Transaction of your 400,000 options to purchase Company common stock, at a per-share exercise price of $9.63, the vesting and exercisability of which will be accelerated pursuant to their terms at the closing of the Transaction (the "Vested In-the-Money Options"), (iv) the treatment in the Transaction of your 500,000 options to purchase Company common stock, at a per-share exercise price of $21.00, the vesting and exercisability of which will be accelerated pursuant to their terms at the closing of the Transaction (the "Vested Out- of-the-Money Options"), and
(v) the general terms and conditions of your continued employment with the Company following the closing of the Transaction (the "Closing").

         1. Owned Company Stock.

         The Owned Company Stock (or Company equity into which the Owned Company Stock is converted pursuant to the Transaction Agreement in connection with the Transaction, which for purposes of this letter will continue to be referred to as the "Owned Company Stock") will continue to be outstanding at and after the Closing. The Owned Company Stock will be part of the only class of Company equity outstanding immediately after the closing. The Owned Company Stock will
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constitute that percentage of such class of Company equity issued and outstanding immediately following the Closing equal to (I) the value of the Owned Company Stock at the Closing, based on the price paid in connection with the Transaction to common shareholders of the Company for their stock (the "Deal Price"), divided by (ii) the sum of (A) the amount in clause (I), (B) the cash equity contribution made to the Company, directly or indirectly, by TNFA and any of its affiliates, (C) the cash equity contribution made to the Company, directly or indirectly, by you pursuant to Item 2 below and (D) the value of any Company common equity held by members of the Company's Board of Directors (the "Board") or management (other than you) which continues outstanding following the Closing, based on the Deal Price. For example, if the Owned Company Stock has a value of $12.2 million based on the Deal Price, the cash equity contribution by TNFA and its affiliates to the Company is $87.8 million, you make no additional cash contribution pursuant to Item 2 below and no other members of the Board or management continue to own outstanding Company equity after the Closing, then the Owned Company Stock will represent 12.2% [$12.2M/($12.2M + $87.8M)] of the total issued and outstanding Company equity immediately following the Closing.

         You and TNFI will enter into a Stockholders Agreement at the Closing reflecting your rights with respect to the Owned Company Stock post-closing (the "Stockholders Agreement"). The Stockholders Agreement will include customary terms and conditions as if you were an investment fund similar to Green Equity Investors III, L.P. and were making a minority investment in the Company in an amount of the value of the Owned Company Stock, including the following:

                  A. Piggyback registration rights, allowing you to elect to register in a public offering a proportional amount of the Owned Company Stock based on the proportion of TNFI's Company equity which it so registers in a public offering. If, in the underwriter's opinion, a cutback of the offering is desirable, your equity will be cut back prior to TNFI's equity; provided that this provision shall apply to the first public offering in which TNFI sells stock only, and such cutback shall be on a proportional basis for any additional public offerings.

                  B. At anytime after six months after the Company completes an initial public offering ("IPO"), you will have one demand registration right (at the Company's expense). TNFI may piggyback on such demand but if, in the underwriter's opinion, a cutback of the offering is desirable, TNFI's equity will be cut back prior to your equity.

                  C. If there is an IPO, the Company will, coincident with the IPO, either register the equity underlying all your options pursuant to the IPO Form S-1 or pursuant to a Form S-8 (with Form S-3 reoffer prospectus).

                  D. Tag-along sale rights, allowing you to elect to sell a proportional amount of the Owned Company Stock in a transaction other than a public
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offering, based on the proportion of TNFI's Company equity which it so sells in such transaction.

                  E. Drag-along sale rights, allowing TNFI to elect to cause you to sell a proportional amount of the Owned Company Stock in a transaction other than a public offering, based on the proportion of TNFI's Company equity which it so sells in such transaction.

                  F. A right of first refusal, requiring you to offer to sell to TNFI any of the Owned Company Stock for which you have received a bona fide offer from a third party which you intend to accept, on the terms and conditions contained in such offer. This provision will not apply to transfers made by you
(i) without consideration to charities or relatives, or to trusts, partnerships or other organizations on any of their behalf, or (ii) in a public offering.

                  G. So long as you are employed by the Company, you will be nominated to be a member of the Board of Directors of the Company (the "Board"), and TNFI will vote its equity in your favor. Any representatives of TNFI who are members of the Board will vote for you to be Chairman of the Board and a member of the Board's executive committee, compensation committee and any other committee of the Board you request, so long as such committee is not legally required to be comprised solely of outside directors or the Board, based on the advice of counsel, determines that it would be inadvisable for you to be a member of such committee. After you no longer are employed by the Company, you will continue to be nominated to be a member of the Board, and TNFI will vote its equity in your favor, so long as you continue to own 80% in aggregate of the Owned Company Stock and "Additional Owned Company Stock" (as defined in Item 2 below); provided that such percentage will be adjusted downward proportionally to reflect a sale by you of any of the Owned Company Stock and Additional Owned Company Stock pursuant to the tag-along or drag-along rights described above.

         2. Additional Purchase of Company Equity.

         You may purchase, directly from the Company or through a purchase of equity in TNFI or TNFA (at your option), additional Company equity, of the single class issued and outstanding immediately following the Closing, in any amount less than or equal to the excess, if any, of (i) $17 million over (ii) the value of the Owned Company Stock based on the Deal Price (the "Additional Owned Company Stock"). The Additional Owned Company Stock will constitute that percentage of such class of Company equity issued and outstanding immediately following the Closing equal to (I) the dollar amount paid by you for the Additional Owned Company Stock, divided by (ii) the sum of (A) the amount in clause (i), (B) the cash equity contribution made to the Company, directly or indirectly, by TNFA, TNFI and any of their affiliates, (C) the value, based on the Deal Price, of the Owned Company Stock and (D) the value of any Company common equity held by members of the Company's Board of Directors (the "Board") or management (other than you) which
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continues outstanding following the Closing, based on the Deal Price. For example, if you purchase Additional Owned Company Stock for $2.8 million, the Owned Company Stock has a value of $12.2 million based on the Deal Price, the cash equity contribution by TNFA and its affiliates to the Company is $87.8 million, and no other members of the Board or management continue to own outstanding the Company equity after the Closing, then the Additional Owned Company Stock will represent 2.72% [$2.8M/($2.8M + $87.8M + $12.2M)] of the total issued and outstanding Company equity immediately following the Closing.

         The Additional Owned Company Stock will be subject to (and entitled to the benefits of) the Stockholders Agreement, as if it were Owned Company Stock.

         3. Vested In-the-Money Options.

         The Vested In-the-Money Options will remain outstanding following the Closing, subject to adjustment as described below. The per-share exercise price will be adjusted to an amount equal to 30% of the fair market value of one share of the Company's issued and outstanding equity immediately following the Closing, based on the per-share price paid for Company equity by TNFA and you in connection with the Transaction. The number of shares to which the Vested In-the-Money Options are subject also shall be adjusted, so that the aggregate "spread" in such options following the adjustment (i.e., the aggregate excess of the fair market value of the Company equity subject to such options, computed as provided above in this Item 3, over the aggregate adjusted exercise price of such options, also computed as provided above in this Item 3) is equal to the aggregate spread in the pre-adjustment Vested In-the- Money Options at the Closing, based on the Deal Price.1/ Other than the adjustments described above, the terms will remain substantially the same as those of the Vested In-the-Money Options (e.g., term and expiration).

         Shares obtained by you upon the exercise of Vested In-the-Money Options will become subject to (and entitled to the benefits of) the Stockholders Agreement, as if such shares were Owned Company Stock.

         4. Vested Out-of-the-Money Options.

         The Vested Out-of-the-Money Options will be canceled as of the Closing. In lieu of those options, you will receive a new grant of ten-year options to purchase Company equity (the "New Company Options"). The number of shares to which the New Company Options will be subject will be equal to six percent (6%) of the fully diluted equity of the Company (including for this purpose all Company equity underlying any options outstanding immediately following the Closing, and all Company equity underlying any options not so outstanding, but reserved for future

-------------------
1/ You, TNFA and TNFI will discuss the adjustment methodology further, and may ultimately agree on a methodology other than that described herein.
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issuance). The per-share exercise price of the New Company Options will be the fair market value of one share of Company equity immediately following the Closing, based on the per-share price paid for the Company equity by TNFA and you in connection with the Transaction.

         50% of the New Company Options will vest in equal portions on each of the first five anniversaries of the date of grant (the "Time Vested Options"). The other 50% of the New Company Options (the "Performance Options") will vest based on the attainment of pre-established performance goals, with one-fifth of such options available for vesting in each of the first five calendar years including and following the Closing (i.e., calendar years 1999-2003) based on the attainment of performance goals in those years. The performance goals for each year shall be mutually agreed upon on an annual basis by you and (i) TNFI, with respect to 1999 (and such goals shall be established prior to the Closing) and (ii) the Company Board of Directors, with respect to 2000-2003. The Performance Options will contain a "Clawback" feature, pursuant to which you will have the opportunity to vest in any portion of such options as to which the applicable performance year has expired, based on cumulative performance in such year and the following year.

         The New Company Options will contain provisions accelerating vesting of all the unvested options upon a "Change in Control" of the Company. Upon a termination of your employment by the Company without "Cause" or by you with "Good Reason" (each quoted term to be defined in your employment agreement), all of the Time Vested Options shall become immediately vested and exercisable. Subject in all cases to their scheduled termination date, the vested New Company Options will expire (i) two years following your termination of employment prior to an IPO for any reason other than by the Company with Cause or by you without Good Reason, (ii) one year following your termination of employment at or after an IPO for any reason other than by the Company with Cause or by you without Good Reason, and (iii) 90 days following your termination of employment by the Company with Cause or by you without Good Reason.

         Other than as stated above, the provisions of the New Company Options (e.g., term, manner of exercise) will be substantially the same as those now contained in the Vested Out-of-the-Money Options.

         5. Continued Employment.

         You will enter into an amended and restated employment agreement with the Company, effective as of the Closing, to reflect the terms and conditions of your continued employment with the Company. Other than as is inconsistent with matters discussed in this letter, such employment agreement will be materially identical with the existing Employment Agreement between you and the Company, effective as of May 18, 1998. The employment agreement will provide that at your election you will be entitled to receive additional vested options in lieu of all or a portion of any salary increases or bonuses, on terms to be determined by the Board
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and communicated to you prior to the time you make such election. The employment agreement will include a provision granting you reimbursement for business use of your private aircraft, provided that either (i) you continue to use the same model aircraft you use today or (ii) the reimbursement paid to you is not materially greater than that incurred by you today ($15,000/month + $850/hour), other than on account of increases in cost which reasonably would have been expected to apply if you had continued using the same model aircraft you use today.

         Please sign this letter where indicated below to reflect that you agree to its terms. Once this letter has been signed by you, TNFA and TNFI, it will be a binding agreement between you and TNFA and TNFI (governed by the laws of the State of California, without regard to conflicts of law), subject only to (i) the consummation of the Transaction and (ii) as to Sections 3, 4 and 5 of this letter, approval by holders of at least 75% of the voting power of all outstanding stock of the Company immediately following the Closing, excluding such stock owned by you and your wife (and TNFI agrees to vote its equity in favor of such approval as part of the Closing). Although you, TNFA and TNFI agree to diligently work to execute formal documentation of the items described in this letter no later than the Closing, the failure to do so shall not obviate your, TNFA's and TNFI's obligation to comply with the terms hereof and, in the case of TNFI, to cause the Company to so comply on and after the Closing. As of the Closing, whether or not TNFA is merged into the Company, this letter shall become an obligation of the Company and TNFA and TNFI shall take any necessary action to cause that to occur. This letter represents the entire agreement of the parties hereto as to the subject matter hereof as of the date of this letter.

                                         Sincerely,

                                         TNF ACQUISITION, LLC
                                         By: Jonathan D. Sokoloff, Manager

                                         /s/ Jonathan D. Sokoloff
                                         ------------------------


                                         TNF INVESTMENT, LLC
                                         By: Jonathan D. Sokoloff, Manager

                                         /s/ Jonathan D. Sokoloff
                                         ------------------------

AGREED AND ACCEPTED

/s/ James Fifield
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James Fifield